EXHIBIT 5.1

Joel Henry Phone: 406.317.0082 joelhenry@hallboothsmith.com	101 E. Front Street Suite 402 Missoula, MT 59802

Office: 406.317.0070 Fax: 406.919.7889 www.hallboothsmith.com

May 15, 2024

VIA EMAIL

United States Antimony Corporation

PO Box 643

Thompson Falls, Montana 59873

RE:	Registration Statement on Forms S-8 relating to the issuance of Common Stock Under the 2023 Employee Equity Incentive Plan

Ladies and Gentlemen:

This opinion is being furnished in connection with filing of the Form S-8 (the “Registration Statement”) by United States Antimony Corporation, a Montana corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, up to 8,700,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), issued, or issuable under and pursuant to the United States Antimony Corporation 2023 Employee Equity Incentive Plan (the “Plan”). We note the Plan contains a scrivener’s error regarding the par value of the Shares (stated as $0.00001) which we have been assured by the Company’s corporate counsel, Stoel Rives, LLP, will be corrected with a simple amendment to plan to ensure conformance to the Montana State filing for such Shares.

We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary as a basis for the opinions hereinafter expressed. Specifically, for purposes of our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

•	Restated Certificate of Incorporation of the Company, as currently in effect;
•	Amended and Restated Bylaws of the Company, as currently in effect;
•

Resolutions of the Company’s Board of Directors authorizing the issuance of the Shares pursuant to the terms of the Plan and the preparation and filing of the Registration Statement under the Securities Act; and

•	The Plan.

Missoula, MT

United States Antimony Corporation

RE: Registration Statement on Forms S-8

May 15, 2024

In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the issuance of the Shares pursuant to the Plan has been duly authorized and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Montana law in accordance with the relevant Plan, the Shares will have been legally and validly issued, fully paid and non-assessable. We are confident none of such Shares will be issued for less than $0.01 per share until the Plan has been amended.

This opinion is limited to the General Corporation Law of the State of Montana. We express no opinion with respect to the laws of any other jurisdiction We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very Truly Yours,

/s/ Joel Henry

Joel Henry

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